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                                                                     EXHIBIT 11

                            HAMPSHIRE GROUP, LIMITED
                   STATEMENT RE COMPUTATION OF LOSS PER SHARE
                      (in thousands, except per share data)

                                                 Three Months Ended
                                                ---------------------
                                                March 29,    March 30,
                                                  1997         1996
                                                --------     --------
                                               (Unaudited) (Unaudited)
Weighted average number of common and
  common equivalent shares outstanding           3,851         3,751
                                                 =====         =====
Net loss                                         ($260)        ($526)

Less - preferred dividend requirements             (44)          (48)
                                                 -----         -----
Net loss applicable to common stock              ($304)        ($574)
                                                 =====         =====
Net loss per share applicable to
  common stock                                  ($0.07)       ($0.15)
                                                 =====         =====







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